                                                                   EXHIBIT 10.15


                         United Capitol Holding Company
                                and Subsidiaries

                        Consolidated Financial Statements
                           December 31, 1995 and 1994

                           (With Independent Auditors'
                                 Report Thereon)

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors
United Capitol Holding Company

We have audited the accompanying consolidated balance sheets of United Capitol Holding Company and Subsidiaries (the "Company") as of December 31, 1995 and 1994, and the related statements of income, stockholder's equity and cash flows for the years ended December 31, 1995, 1994 and 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 15, the Company may be sold in connection with the proposed transaction described therein.

In our opinion, the financial statements referred to above present fairly, in all material respects the consolidated financial position of United Capitol Holding Company and Subsidiaries as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years ended December 31, 1995, 1994 and 1993 in conformity with generally accepted accounting principles.


                                                    /s/ Coopers & Lybrand L.L.P.




Atlanta, Georgia
March 1, 1996

                 UNITED CAPITOL HOLDING COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                    (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)



                                                                                        December 31,
                                                                                     -----------------
                                                                                     1995        1994
                                                                                     ----        ----
                                     ASSETS
Invested assets and cash:
    Fixed maturities:
       At fair value (amortized cost: 1995 - $ 98,546; 1994 - $114,982).......... $ 99,655     $108,158
       At amortized cost (fair value: 1994 - $ 9,426)............................       -        10,038
    Equity securities, at fair value (cost: 1995 - $9,576; 1994 - $12,526).......    9,690       12,362
    Short-term investments, at cost which approximates fair value................   18,667        5,874
    Cash.........................................................................    1,866        1,832
                                                                                  --------     --------
                                                                                   129,878      138,264

Deferred policy acquisition costs...............................................       586          911
Reinsurance receivable...........................................................   33,707       33,674
Excess cost over net assets acquired, net of amortization........................    4,805       18,757
Deferred income taxes ...........................................................    4,612        9,763
Other assets.....................................................................    8,110        9,657
                                                                                  --------     --------
                                                                                  $181,698     $211,026
                                                                                  ========     ========

                                   LIABILITIES
Reserves:
    Unpaid losses and loss adjustment expenses................................... $ 86,215     $108,790
    Unearned premiums............................................................    9,994       12,831
                                                                                  --------     --------
                                                                                    96,209      121,621


Reinsurance payable..............................................................      773        3,373
Other liabilities................................................................    9,672        5,982
                                                                                  --------     --------
       Total liabilities.........................................................  106,654      130,976
                                                                                  --------     --------

Commitments and contingencies

                              STOCKHOLDER'S EQUITY

Preferred stock, par value $.01 per share, 493,750 shares authorized;
     474418 shares issued and outstanding at December 31, 1995 and 1994..........        4            4
Common stock, par value $.01 per share, 650,000 shares authorized;
    75,150 shares issued and outstanding at December 31, 1995 and 1994..........         1            1
Additional paid-in capital.......................................................   74,373       84,716
Retained earnings................................................................     -            -
Unrealized gain (loss) on securities, net of deferred income taxes...............      795       (4,542)
Treasury stock, at cost (1,400 shares in 1995 and 1994)..........................     (129)        (129)
                                                                                  --------     --------
     Total stockholder's equity.................................................    75,044       80,050
                                                                                  --------     --------
                                                                                  $181,698     $211,026
                                                                                  ========     ========




   The accompanying notes are an integral part of these financial statements.

                 UNITED CAPITOL HOLDING COMPANY AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                             (AMOUNTS IN THOUSANDS)




                                                                              Years Ended December 31,
                                                                           -----------------------------
                                                                           1995        1994         1993
                                                                           ----        ----         ----
Revenues:
   Net earned premiums................................................  $ 13,709    $  19,226    $ 18,088
   Net investment income..............................................     9,257        9,366      11,027
   Net realized investment losses.....................................   (1,030)          (72)       (767)
                                                                        --------    ---------    --------
                                                                          21,936       28,520      28,348
                                                                        --------    ---------    --------
Expenses:
   Net losses and loss adjustment expenses...........................    (15,030)      11,752       8,590
   Net commissions, brokerage and other underwriting..................     3,142        4,322       3,914
   Amortization and impairment of goodwill............................    13,952          753         495
                                                                        ---------   ---------    --------
                                                                           2,064       16,827      12,999
                                                                        --------    ---------    --------

Income before income taxes............................................    19,872       11,693      15,349
Income taxes..........................................................    11,215        4,382       5,437
                                                                        ---------   ----------   --------
Net income............................................................  $  8,657    $   7,311    $  9,912
                                                                        =========   ==========   ========


   The accompanying notes are an integral part of these financial statements.

                 UNITED CAPITOL HOLDING COMPANY AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
                             (AMOUNTS IN THOUSANDS)

                                                                             Years Ended December 31,
                                                                         ------------------------------
                                                                         1995          1994        1993
                                                                         ----          ----        ----
Preferred Stock:
   Balance, December 31............................................   $        4   $        4   $        4
                                                                      ==========   ==========   ==========
Common Stock:
   Balance, December 31............................................   $        1   $        1   $        1
                                                                      ===========  ===========  ==========
Additional Paid-In Capital:
   Balance, January 1 ..........................................      $   84,716   $   87,405   $   87,405
   Capital distributions ..........................................      (10,343)      (2,689)        -
                                                                      ----------   ----------   ----------
   Balance, December 31............................................   $   74,373   $   84,716   $   87,405
                                                                      ==========   ==========   ==========
Retained Earnings (Deficit):
   Balance, January 1..............................................   $     -      $    1,558   $   (2,115)
   Net income......................................................        8,657        7,311        9,912
   Dividends paid                                                         (8,657)      (8,869)      (6,239)
   Balance, December 31............................................   $     -      $     -      $     -
                                                                      ==========   ==========   ==========
Unrealized Gain (Loss) on Securities, Net of Deferred Income Taxes:
   Balance, January 1..............................................   $   (4,542)  $       37   $        7
   Impact of adopting SFAS No. 115.................................        -            2,041          -
   Transfer of securities held-to-maturity ........................          189         -             -
   Chage for the year..............................................        5,148       (6,620)          30
                                                                      ----------   ----------   ----------
   Balance, December 31............................................   $      795   $   (4,452)  $       37
                                                                      ==========   ==========   ==========
Treasury Stock:
   Balance, December 31............................................   $     (129)  $     (129)  $     (129)
                                                                      ==========   ==========   ==========


   The accompanying notes are an integral part of these financial statements.

                 UNITED CAPITOL HOLDING COMPANY AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)


                                                                                Years Ended December 31,
                                                                             -----------------------------
                                                                             1995         1994        1993
                                                                             ----         ----        ----
OPERATING ACTIVITIES:
  Net income............................................................  $   8,657    $  7,311    $  9,912
  Adjustments to reconcile net income to net cash provided
    by operating activities:
     Depreciation and amortization......................................     14,036         819         559
     Accretion of bond discount, net....................................     (2,018)     (2,791)     (3,173)
     Net realized investment losses.....................................      1,030          72         767
     Changes in:
       Reserve for unpaid losses and loss adjustment expenses...........    (22,575)      5,965       3,664
       Reserve for unearned premiums....................................      2,837)     (1,392)        370
       Deferred income taxes, net.......................................      2,277         (93)     (1,262)
       Other assets and liabilities.....................................      2,970      (4,190)     (3,161)
                                                                          ----------   --------    --------
Net cash provided by operating activities...............................      1,540       5,701       7,676
                                                                          ----------   --------    --------

INVESTING ACTIVITIES:
  Securities available-for-sale:
     Purchases - fixed maturities.......................................    (37,416)    (48,504)    (83,753)
     Slaes - fixed maturities...........................................     32,064      18,218      20,813
     Maturities - fixed maturities......................................     32,372      34,765      70,963
     Purchases - equity securities......................................       -        (14,012)       -
     Sales - equity securities..........................................      3,166       2,468        -
  Securities held-to-maturity:
     Purchases - fixed securities.......................................     (4,051)     (1,110)     (4,899)
     Maturities - fixed  maturities                                           4,100        -          2,800
  Change in short-term investments......................................    (12,615)     14,866      (5,162)
  Acquisitions, net of cash acquired....................................        -          -         (1,375)
  Proceeds from sale of other invested assets...........................        -           (23)       -
  Capital expenditures, net.............................................       (126)        (38)       (109)
                                                                          ----------   --------    --------
Net cash provided by (used in) investing activities.....................     17,494       6,630        (722)
                                                                          ----------  ---------   ---------
FINANCING ACTIVITIES:
Dividends and capital distributions paid to parent......................    (19,000)    (11,558)     (6,239)
                                                                          ----------   --------    --------
Net cash used in financing activities...................................    (19,000)    (11,558)     (6,239)
                                                                          ----------   --------    --------
Increase in cash........................................................         34         773         715
Cash at beginning of year...............................................      1,832       1,059         344
                                                                          ---------   ---------   ---------
Cash at end of year.....................................................  $   1,866    $  1,832   $   1,059
                                                                          ==========   ========   =========
Supplemental Disclosure of Cash Flow Information:
  Cash paid during the year for:
     Income taxes, net of refunds.......................................  $   4,566    $  5,103    $   7,264


   The accompanying notes are an integral part of these financial statements.

                 UNITED CAPITOL HOLDING COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.     SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

       The consolidated financial statements include the accounts of United Capitol Holding Company and all subsidiaries (the "Company"). The Company is engaged principally in the property and casualty insurance business through its wholly owned subsidiary United Capitol Insurance Company ("UCIC"). In addition, the Company is engaged in the insurance agency business through its two wholly owned subsidiaries United Capitol Managers, Inc. ("Managers") and Fischer Underwriting Group, Incorporated ("Fischer"). All significant intercompany accounts and transactions have been eliminated in consolidation. The Company is an indirect wholly owned subsidiary of Capsure Holdings Corp. ("Capsure").

BASIS OF PRESENTATION

       The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles. Such accounting principles differ from statutory reporting practices used by insurance companies in reporting to state regulatory authorities. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       The accompanying consolidated financial statements have been prepared using the push-down method of accounting. Push-down accounting is a procedure whereby a subsidiary uses its parent company's purchase accounting principles in preparing the subsidiary financial statements.

INVESTMENTS

       Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The Company has the ability to hold all debt securities to maturity. However, the Company may dispose of securities prior to their scheduled maturities due to changes in interest rates, prepayments, tax and credit considerations, liquidity or regulatory capital requirements, or other similar factors. As a result, the Company considers all of its debt (bonds and redeemable preferred stocks) and equity securities as available-for-sale.

       Available-for-Sale Securities -- These securities are reported at fair value, with unrealized gains and losses, net of deferred income taxes, reported as a separate component of stockholder's equity until realized.

       In 1994, debt securities, deposited with state insurance regulatory authorities, were considered held to maturity and were reported at amortized cost on the balance sheet. Effective December 31, 1995 the Company implemented the one-time reassessment provision contained in the Financial Accounting Standards Board Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities" and, accordingly, reclassified all held-to-maturity securities to the available-for-sale category as of December 31, 1995. The amortized cost and fair value of these securities as of December 31,1995 were $9.9 million and $10.2 million, respectively. The net unrealized gains and losses on such securities, net of deferred income taxes, of $0.2 million has been reflected in stockholder's equity.

       Prior to the adoption of SFAS 115, all debt securities were carried at amortized cost and all equity securities reported at fair value, with unrealized gains and losses, net of deferred income taxes, reflected in stockholder's equity.

       The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in investment income. For mortgage-backed and certain asset-backed securities, the Company recognizes income using a constant effective yield based on estimated cash flows including anticipated prepayments. Significant variances in actual cash flows from expected cash flows are accounted for prospectively. Any related adjustment is reflected in investment income. Investment gains or losses are determined using the specific identification method. Investments with an other than temporary decline in value are written down to fair value, resulting in losses that are included in realized investment gains and losses.

       Short-term investments are carried at cost which approximates fair value.

DEFERRED POLICY ACQUISITION COSTS

       Policy acquisition costs, consisting of commissions and other underwriting expenses which vary with, and are directly related to, the production of business, net of reinsurance commission income, are deferred and amortized to income as the related premiums are earned. Deferred policy acquisition costs are subject to a limitation representing the excess of anticipated net earned premiums over anticipated losses, loss adjustment expenses and maintenance costs. The ultimate recoverability of policy acquisition costs is determined without regard to investment income.

EXCESS COST OVER NET ASSETS ACQUIRED

       The excess cost over the fair value of net assets acquired relating to the acquisition of United Capitol Holding Company by an indirect wholly owned subsidiary of Capsure is being amortized over 40 years. The excess cost over the fair value of net assets acquired relating to the acquisition of Fischer is being amortized over 10 years. Excess cost over net assets acquired is reported net of accumulated amortization of $16.5 million and $2.6 million at December 31, 1995 and 1994, respectively.

       Management assesses the recoverability of goodwill based upon estimates of undiscounted future operating cashflows whenever significant events or changes in circumstances suggest that the carrying amount of an asset may not be recoverable. As described in Note 15, the operations of the Company are expected to be sold and the push-down goodwill associated with the Company has been reduced to estimated net realizable value.

UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSES

       The liability for unpaid losses and loss adjustment expenses is based on estimates of (a) the ultimate settlement value of reported claims, (b) incurred but not reported ("IBNR") claims, (c) future expenses to be incurred in the settlement of claims and (d) claim recoveries. These estimates are determined based on Company and industry loss experience as well as consideration of current trends and conditions. The liability for unpaid losses and loss adjustment expenses is an accounting estimate and, similar to other accounting estimates, there is the potential that actual future loss payments will differ from the initial estimate. The methods of determining such estimates and the resulting estimated liability are continually reviewed and updated. Changes in the estimated liability are reflected in operating income in the year in which such changes are determined. As described in Note 7, the Company's incurred losses and loss adjustment expenses in 1995 were reduced by $23.2 million as a result of favorable claim settlements and certain changes in underlying actuarial assumptions relating to insured events of prior years.

INSURANCE PREMIUMS

       Insurance premiums are recognized as revenue ratably over the terms of the related policies. Unearned premiums represent the portion of premiums written applicable to the unexpired terms of policies in force calculated on a daily pro rata basis. Premium revenues are reported net of amounts ceded to reinsurers.

REINSURANCE

       Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liability associated with the reinsured policy and are reported as reinsurance receivable rather than netted against the liability for unpaid losses and loss adjustment expenses. Losses and loss adjustment expenses incurred are reported net of estimated recoveries under reinsurance contracts.

INCOME TAXES
       The Company is included in the Capsure group's consolidated federal income tax return. Pursuant to a February 20, 1990 intercompany tax sharing agreement between the Company and Capsure, the Company makes or receives payments equal to the tax expense/benefit realized based upon separate return calculations. The Company computes its income tax provision and related deferred tax assets and liabilities under SFAS 109, which was adopted January 1, 1993. In accordance with the standard, the balance sheet reflects the deferred income tax balances for anticipated tax impact of future taxable income or deductions implicit in the balance sheet in the form of temporary differences. These temporary differences reflect the difference between the basis in assets and liabilities as measured in the financial statements and as measured by tax laws using enacted tax rates. Such temporary differences primarily relate to loss reserve discounting.


2.     ACQUISITION

       On November 10, 1993, the Company acquired all of the outstanding common stock of Fischer for an aggregate purchase price of $3.5 million. Fischer is a managing general agency engaged in producing and underwriting specialty directors' and officers' and miscellaneous professional liability insurance.

       The following table of unaudited proforma information has been prepared as if the acquisition of Fischer had been consummated on January 1, 1993, at the same purchase price, with adjustments to the consolidated results of operations for the effects of the acquisition in the same manner as subsequent to the acquisition. In management's opinion, the proforma financial information is not indicative of consolidated results of operations that may have occurred had the acquisition taken place on January 1, 1993, or of future results of operations of the combined companies under the ownership and operation of the Company.

                                                                   Pro Forma (Unaudited)
                                                           for the Year Ended December 31, 1993
                                                                   (Dollars in thousands)
                                                           ------------------------------------

     Revenues...................................                      $ 29,705
     Net income.................................                        10,013

3.     INVESTMENTS

       The cost and estimated fair values of investments in debt and equity securities as of December 31, 1995 were as follows (dollars in thousands):

                                                      Amortized      Gross      Gross     Estimated
                                                        Cost      Unrealized  Unrealized    Fair
                                                       or Cost      Gains      Losses       Value
                                                      ---------   ----------  ----------  ---------
Available-For-Sale Securities
Fixed maturities:
U.S. Treasury securities and obligations of U.S.
  Government corporations and agencies:
    U.S. Treasury notes............................  $   9,925    $     292   $    ( 1)   $  10,216
    Collateralized mortgage obligations............     37,552          187       (203)      37,536
Debt securities of foreign governments.............          5         -          -               5
Non-agency collateralized mortgage obligations.....     21,139          156        (13)      21,282
Asset-backed securities:
    Second mortgages/home equity loans.............     24,092          657        (18)      24,731
    Automobile loans...............................      1,105         -            (1)       1,104
    Other underlying assets........................      4,728           54         (1)       4,781
                                                     ---------    ---------   --------    ---------
       Total fixed maturities......................     98,546        1,346       (237)      99,655
Equity securities..................................      9,576          515       (401)       9,690
                                                     ---------    ---------   --------    ---------
       Total available-for-sale securities.........  $ 108,122    $   1,861   $   (638)   $ 109,345
                                                     =========    =========   ========    =========

       The cost and estimated fair values of investments in debt and equity securities as of December 31, 1994 were as follows (dollars in thousands):

                                                      Amortized     Gross       Gross     Estimated
                                                        Cost      Unrealized  Unrealized    Fair
                                                       or Cost      Gains      Losses       Value
                                                      ---------   ----------  ----------  ---------
Available-For-Sale Securities
Fixed maturities:
U.S. Treasury securities and obligations of U.S.
  Government corporations and agencies:
    U.S. Treasury notes............................  $  66,895    $       5   $ (5,617)   $  61,283
    Collateralized mortgage obligations............      1,465           62       -           1,527
Debt securities of foreign governments.............          5         -          -               5
Non-agency collateralized mortgage obligations.....      4,166         -          (174)       3,992
Asset-backed securities:
    Second mortgages/home equity loans.............     30,919           38       (678)      30,279
    Credit card receivables........................      4,000           44       -           4,044
    Automobile loans...............................      3,839           25       (438)       3,426
    Other underlying assets........................      3,693         -           (91)       3,602
                                                     ---------    ---------   ---------   ---------
       Total fixed maturities......................    114,982          174     (6,998)     108,158
Equity securities..................................     12,526         -          (164)      12,362
                                                     ---------    ---------   ---------   ---------
       Total available-for-sale  securities........  $ 127,508    $     174   $ (7,162)   $ 120,520
                                                     =========    =========   =========    =========

Held-To-Maturity Securities
Fixed maturities - U.S. Treasury securities........  $  10,038    $      19   $   (631)   $   9,426
                                                     =========    =========   =========   =========


       As of December 31, 1995, 99% of the Company's debt securities were considered investment grade by The Standard & Poors Corporation or Moody's Investor Services, Inc., and 96% were rated at least AA by those agencies. In addition, the Company's investments in debt securities did not contain any significant geographic or industry concentration of credit risk.

       The U.S. Treasury notes are backed by the full faith and credit of the U.S. Government. The U.S. Government collateralized mortgage obligations consist of securities collateralized by first mortgages issued by the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation, or guaranteed by the Government National Mortgage Association.

       UCIC, as required by state law, deposits certain securities with state insurance regulatory authorities. At December 31, 1995, fixed maturities on deposit had an aggregate fair value of $10.2 million.

       Short-term investments are comprised of U.S. Treasury notes, federal discount notes, money market and mutual funds, and investment grade commercial paper equivalents.

       The amortized cost and estimated fair value of debt securities at December 31, 1995, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities as borrowers may have the right to call or prepay obligations with or without call or prepayment penalties (dollars in thousands):

                                                                                        Estimated
                                                                       Amortized          Fair
                                                                         Cost             Value
                                                                       ---------        ---------
Available-For-Sale Securities
      Due within one year...........................................   $    -         $    -
      Due after one year but within five years......................        4,168           4,380
      Due after five years but within ten years.....................        5,762           5,841
      Due after ten years...........................................       -               -
                                                                       ----------     -----------
                                                                            9,930          10,221
      Collateralized
        mortgage obligations and asset-backed securities............       88,616          89,434
                                                                       ----------     -----------
                                                                       $   98,546     $    99,655
                                                                       ==========     ===========

       Major categories of net investment income and net realized investment losses were as follows (dollars in thousands):

                                                         1995           1994           1993
                                                      ---------      ---------       ------
         Investment income:
             Fixed maturities.......................  $  8,012       $   8,542       $  10,686
             Equity securities......................       880             699              49
             Short-term investments.................       590             377             544
                                                      ---------      ---------       ---------
             Total investment income................     9,482           9,618          11,279
         Investment expenses........................       225             252             252
                                                      ---------      ---------       ---------
         Net investment income......................  $  9,257       $   9,366       $  11,027
                                                      =========      =========       =========

         Gross investment gains:
             Fixed maturities.......................  $    320       $      56       $   1,733
             Equity securities......................       363             209            -
         Gross investment losses:
             Fixed maturities.......................    (1,566)           (337)         (2,500)
             Equity securities......................      (147)            -              -
                                                      ---------      ---------       ---------
         Net realized investment losses.............  $ (1,030)      $     (72)      $    (767)
                                                      =========      =========       =========


       Net unrealized gain (loss) on securities included in stockholder's equity for December 31, 1995 and 1994 was as follows (dollars in thousands):


                                                   1995                             1994
                                      -------------------------------  ------------------------------
                                         Gains    Losses       Net        Gains    Losses      Net
                                      ---------  --------- ----------  --------- ---------  ---------
Fixed maturities......................$   1,346  $   (237) $   1,109   $     174 $(6,998)   $ (6,824)
Equity securities.....................      515      (401)       114          -     (164)       (164)
                                      ---------  --------- ----------  --------- ---------  ---------
                                      $   1,861  $   (638)     1,223   $     174 $(7,162)     (6,988)
                                      =========  =========             ========= =========
Deferred income taxes.................                          (428)                          2,446
                                                           ----------                       ---------
Net unrealized gain (loss) on
 securities...........................                     $     795                        $ (4,542)
                                                           =========                        =========

       At  December  31,  1994,  the  carrying  value  of  debt   securities  on
non-accrual status was $1.9 million related to two interest-only U.S. Government collateralized mortgage obligations.

4.     DEFERRED POLICY ACQUISITION COSTS

       Policy acquisition costs deferred and the related amortization charged to income were as follows (dollars in thousands):

                                                          1995           1994            1993
                                                        ---------      ---------      -------
      Balance, beginning of year......................  $    911       $   1,207      $   1,204
      Costs deferred during year......................       906           2,118          2,267
      Amortization during year........................    (1,231)         (2,414)        (2,264)
                                                        ---------      ---------      ---------
      Balance, end of year............................  $    586       $     911      $   1,207
                                                        =========      =========      =========


5.     REINSURANCE

       UCIC, in the ordinary course of business, cedes reinsurance to other insurance companies to limit their exposure to loss and to provide greater diversification of risk. Reinsurance contracts do not relieve the Company of its primary obligations to claimants. A contingent liability exists with respect to reinsurance ceded to the extent that any reinsurer is unable to meet the obligations assumed under the reinsurance agreements. The Company evaluates the financial condition of its reinsurers, establishes allowances for uncollectible amounts and monitors concentrations of credit risk. At December 31, 1995, the Company's largest reinsurance receivable, including prepaid reinsurance premiums of $1.2 million and estimated ceded IBNR of $11.8 million, was approximately $19.8 million with Generali - U.S. Branch. Generali - U.S. Branch is rated A (Excellent), XV by A.M. Best Company, Inc. No other receivable from a single reinsurer exceeded 10% of total reinsurance receivables.

       The effect of reinsurance on premiums written and earned for the years ended December 31, 1995, 1994 and 1993 was as follows (dollars in thousands):

                                 1995                       1994                       1993
                       -----------------------     ----------------------     ----------------------
                         Written      Earned        Written       Earned       Written       Earned

Direct...............  $ 20,741      $ 23,609      $ 26,754     $ 28,268      $ 28,291     $  28,053
Assumed..............     1,068         1,037           776          654           772           639
Ceded................   (10,827)      (10,937)      (10.479)      (9,696)      (11,355)      (10,604)
                       --------      --------      --------    ---------      --------     ---------
Net premiums.........  $ 10,982      $ 13,709      $ 17,051     $ 19,226      $ 17,708     $  18,088
                       ========      ========      ========     ========      ========     =========


       The effect of reinsurance on losses and loss adjustment expenses incurred for the years ended December 31, 1995, 1994 and 1993 was as follows (dollars in thousands):

                                                          1995           1994           1993
                                                        ---------      ---------       ------
      Gross losses and loss adjustment expenses .....   $(11,519)      $ 17,931       $ 14,486
      Reinsurance recoveries.........................     (3,511)        (6,179)        (5,896)
                                                        --------       --------       --------
      Net losses and loss adjustment expenses .......   $(15,030)      $ 11,752       $  8,590
                                                        ========       ========       ========

       The Company recognized $2.6 million and $2.5 million in 1995 and 1994, respectively, of contingent reinsurance premiums under its reinsurance agreements. These amounts are included in net earned premiums on the income statement.

6.     LEASES

       The Company leases office space under non-cancelable operating leases expiring in various years through 2000. One of the leases calls for annual adjustments to be determined at the end of each lease year. The total minimum payments required under this lease for the next five years are as follows:


                                            1996.......  $  451,123
                                            1997.......     451,123
                                            1998.......     451,123
                                            1999.......     451,123
                                            2000.......     207,037
                                                         ----------
                                                         $ 2,011,529
                                                         ===========



       Total rental expense under operating leases for office space for the years ended December 31, 1995, 1994 and 1993 was $177,202, $194,651 and
$203,232, respectively.

7.     LIABILITY FOR UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSES

       Activity in the liability for unpaid losses and loss adjustment expenses was as follows (dollars in thousands):

                                                            1995           1994           1993
                                                         ----------     -----------    ----------
Gross balance at January 1.............................  $ 108,790      $  102,825     $   99,161
Incurred related to:
Current year...........................................     16,477          30,758         29,582
Prior years............................................    (27,996)        (12,827)       (15,096)
                                                         ----------     -----------    ----------
Total incurred.........................................    (11,519)         17,931         14,486
                                                         ----------     -----------    ----------

Paid related to:
Current year...........................................        964           1,077          1,019
Prior years............................................     10,092          10,889          9,803
                                                         ---------      -----------    ----------
Total paid.............................................     11,056          11,966         10,822
                                                         ----------     ----------     ----------
Gross balance at December 31...........................  $  86,215      $  108,790     $  102,825
                                                         ==========     ==========     ==========

       As a result of favorable claim settlements and changes in estimates of insured events in prior years, the provision for unpaid losses and loss adjustment expenses decreased by $28.0 million ($23.2 million, net of reinsurance) in 1995, $12.8 million ($7.2 million, net of reinsurance) in 1994 and $15.1 million ($11.4 million, net of reinsurance) in 1993.

7.     LIABILITY FOR UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSES, CONTINUED

       The Company's claims development through December 31, 1995 has been favorable relative to expectations based on industry experience. Due to the limited prior operating experience of the Company and the long-tail nature of its business, the Company previously relied principally upon industry development patterns and expected loss ratios in estimating IBNR. Given the availability of nine full years of Company experience and the growing evidence of favorable loss trends relative to industry indications, management concluded in the fourth quarter of 1995 that it is appropriate to place greater reliance on the Company's own development patterns and emerging loss ratios in estimating IBNR.

Substantially all of the $28.1 million reduction in loss and loss adjustment expenses pertains to this change in estimate, resulting in an increase in the Company's 1995 income before taxes and net income of $23.2 million and $15.1 million, respectively.

8.     FAIR VALUE OF FINANCIAL INSTRUMENTS

       The following table summarizes disclosure of fair value information of financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values may be based on estimates using present value or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rates and estimates of future cash flows. Accordingly, the estimates presented herein are subjective in nature and are not necessarily indicative of the amounts that the Company could realize in a current market exchange. This information excludes certain financial instruments and all nonfinancial instruments such as insurance contracts from fair value disclosure. Thus, the following fair value amounts cannot be aggregated to determine the underlying economic value of the Company.

       The carrying amounts and estimated fair values of financial instruments for the years ended December 31, 1995 and 1994 were as follows (dollars in thousands):

                                                   1995                             1994
                                        ---------------------------      ---------------------------
                                        Carrying         Estimated       Carrying         Estimated
                                         Amount          Fair Value      Amount           Fair Value
                                        ---------        ----------      ---------        ----------

Fixed maturities......................  $  99,655        $  99,655       $ 118,196        $ 117,584
Equity securities.....................      9,690            9,690          12,362           12,362
Short-term investments................     18,667           18,667           5,874            5,874
Cash..................................      1,866            1,866           1,832            1,832


       The following methods and assumptions were used by the Company in estimating fair values of financial instruments:

       Investment Securities -- The estimated fair values for debt securities (including redeemable preferred stock) are based upon quoted market prices, where available. For debt securities not actively traded, the estimated fair values are determined using values obtained from independent pricing services or, in the case of private placements, by discounting expected future cash flows using a current market rate applicable to the yield, credit quality and maturity of the investments. The estimated fair values for equity securities are based on quoted market prices.

       Cash and Short-Term Investments -- The carrying amount for these instruments approximates their estimated fair values.

9.     STATUTORY FINANCIAL DATA

       UCIC files annual financial statements prepared in accordance with statutory accounting practices prescribed or permitted by the office of the Commissioner of Insurance of the State of Wisconsin. Prescribed statutory accounting practices include state laws, regulations and general administrative rules, as well as guidance provided in a variety of publications of the National Association of Insurance Commissioners ("NAIC"). Permitted statutory accounting practices encompass all accounting practices that are not prescribed. Such practices may differ from state to state, may differ from company to company within a state, and may change in the future. The permitted statutory accounting practices of UCIC did not have a material effect on reported statutory surplus. The principal differences between statutory financial statements and financial statements prepared in accordance with generally accepted accounting principles are that statutory financial statements do not reflect deferred policy acquisition costs and deferred income taxes and debt securities are generally carried at amortized cost in statutory financial statements.

       The NAIC has promulgated risk-based capital ("RBC") requirements for property/casualty insurance companies to evaluate the adequacy of statutory capital and surplus in relation to investment and insurance risks such as asset quality, asset and liability matching, loss reserve adequacy and other business factors. The RBC information will be used by state insurance regulators as an early warning tool to identify, for the purpose of initiating regulatory action, insurance companies that potentially are inadequately capitalized. In addition, the formula defines new minimum capital standards that will supplement the current system of fixed minimum capital and surplus requirements on a state-by-state basis. Regulatory compliance is determined by a ratio of the enterprise's regulatory total adjusted capital, as defined by the NAIC (the "Ratio"), to its authorized control level RBC, as defined by the NAIC. Generally, a Ratio in excess of 200% of authorized control level RBC requires no corrective actions on the behalf of the company or regulators. As of December 31, 1995, the Company's insurance subsidiary had a Ratio that was substantially in excess of the minimum RBC requirements.

       UCIC is subject to regulation and supervision by the various state insurance regulatory authorities in which it conducts business. Such regulation is generally designed to protect policyholders and includes such matters as maintenance of minimum statutory surplus and restrictions on the payments of dividends. Generally, statutory surplus of an insurance subsidiary in excess of statutorily prescribed minimum is available for transfer to the parent company. However, such distributions as dividends may be subject to prior regulatory approval, including a review of the implications on RBC. Without prior regulatory approval in 1996, UCIC may pay stockholder dividends of $6.8 million in the aggregate. In 1995, 1994 and 1993, UCIC paid dividends, ultimately to Capsure, of $19.0 million (including $12.9 million of dividends requiring prior approval), $11.6 million (including $5.1 million of dividends requiring prior approval), and $6.2 million, respectively.

       Statutory surplus and net income of UCIC, as reported to insurance regulatory authorities, were as follows (dollars in thousands):

                                                    1995            1994           1993
                                                  ---------      ----------      ---------
          Statutory surplus.....................  $ 68,026       $   61,750      $  65,676
          Statutory net income..................    24,697            9,473          9,551

10.    INCOME TAXES

       The components of deferred income taxes as of December 31, 1995 and 1994 were as follows (dollars in thousands):

                                                                          1995          1994
                                                                       ----------    ----------
     Deferred tax assets:
         Loss and loss adjustment expense reserves..................   $   4,584     $    6,952
         Unearned premium reserves..................................         260            451
         Invested assets............................................      -               2,434
         Other......................................................         347            245
                                                                       ----------    ----------
     Total deferred tax assets......................................       5,191         10,082

     Deferred tax liabilities:
         Deferred policy acquisition costs..........................         205            319
         Invested assets............................................         374          -
                                                                       ----------    ----------
     Total deferred tax liabilities.................................         579            319
                                                                       ----------    ----------

     Net deferred tax asset.........................................   $   4,612     $    9,763
                                                                       ==========    ==========


     The Company has a past history of profitability and anticipates future taxable income sufficient to support the net deferred tax asset balance at December 31, 1995, including but not limited to the reversal of existing temporary differences and the implementation of tax planning strategies, if needed.

       The income tax provisions consisted of the following (dollars in thousands):

                                                   1995         1994         1993
                                                 --------     --------     -------
                 Federal deferred............    $ 2,286      $   103      $(1,258)
                 Federal current.............      9,210        4,243        6,679
                 State.......................       (281)          36           16
                                                 --------     --------     -------
                 Total income tax expense...     $11,215      $ 4,382      $ 5,437
                                                 =========    ========     =======

       Reconciliations from the federal statutory tax rate to the effective tax rate are as follows:

                                                                 1995         1994         1993
                                                               -------      -------       ------
Federal statutory rate                                          35.0%        35.0%         35.0%
Amortization of goodwill                                        24.6          2.1           1.1
Impact of change in tax rate                                     -            -            (1.2)
Other                                                           (3.2)         0.4           0.5
                                                               -----          ---           ---
     Effective tax rate                                         56.4%        37.5%         35.4%
                                                               ======        =====         =====


       Intercompany tax sharing agreements between Capsure and its subsidiaries provide that federal income taxes shall be allocated based upon separate return calculations in accordance with the Internal Revenue Code of 1986, as amended. Intercompany tax payments are remitted at such times as estimated tax payments would be required to be made to the Internal Revenue Service. The Company made federal income tax sharing payments to Capsure of $4.6 million, $5.1 million and $7.3 million in 1995, 1994 and 1993, respectively.

11.    COMMITMENTS AND CONTINGENCIES

       UCIC, in the ordinary course of business, chooses to underwrite accounts which have hazardous, unique or unusual risk characteristics and applies a strict and specialized underwriting discipline to such risks. Since UCIC's organization in 1986, its liability policies have included an absolute pollution coverage exclusion (except for policies offering pollution liability coverage to contractors involved in the remediation of pre-existing pollution). In addition, except as discussed below, UCIC's product liability and other general liability policies contain exclusions, which management believes are enforceable, for coverage of claims for bodily injury or property damage caused by exposure to asbestos.

       UCIC provides coverage to asbestos abatement contractors against third parties who have alleged bodily injury or property damage as a result of exposure to asbestos. Employees of the insured contractor and others required to be in the abatement area are not intended to be covered by UCIC's policies and management believes such coverage exclusions are enforceable. Through the date hereof, there have been no valid claims against UCIC's asbestos abatement liability policies alleging bodily injury arising from exposure to asbestos. Management believes that none of the other insurance products offered by the UCIC creates any potential material environmental exposure.

       Management believes that the Company is adequately reserved for risks associated with environmental liabilities although there can be no assurance that legal or other developments will not increase the Company's exposure to environmental liabilities.

       The Company is subject to litigation in the ordinary course of business. In the opinion of management, the outcome of such litigation will not have a material effect on the results of operations or financial position of the Company.

12.    RETIREMENT PLANS

       The Company sponsors a noncontributory defined contribution retirement plan and a tax-deferred savings plan. Both plans cover substantially all employees and provide for Company contributions based upon percentages of annual compensation. The Company contributed $0.2 million in each of the years ended December 31, 1995, 1994 and 1993.

13.    CONCENTRATIONS

       The Company writes business through a network of brokers located throughout the United States. In 1995, approximately 17% of total gross written premiums was generated by Fischer and 12% was generated by one unaffiliated broker. No state accounted for more than 11% of total direct written premiums.

14.    RELATED PARTY TRANSACTIONS

       The Company charges Capsure under a service agreement for service performed by the Company's executive management on behalf of Capsure. Under the terms of the same agreement Capsure charges the Company for certain administrative services including legal, corporate records, investor relations and financial and tax accounting. Net charges received by the Company were $0.5 million and $0.3 million in 1995 and 1993, respectively.

       UCIC is a party to an assumption reinsurance treaty with Western Surety Company ("Western"), an affiliated company sharing Capsure as its ultimate parent. Total premiums assumed under this treaty were $0.9 million, $0.5 million and $0.4 million in 1995, 1994 and 1993, respectively.

       Managers is a party to a managing general agency agreement with Western. Gross commission income recognized by the Company under this agreement were $0.3 million in 1995, $0.2 million in 1994 and $0.2 million in 1993.

       The Company is a guarantor on a senior reducing revolving credit agreement between Capsure and a syndicate of banks (the "Credit Agreement"). The common stock of the Company and its subsidiaries and substantially all of the assets of the Company's non-insurance operations have been pledged as collateral under the Credit Agreement. As of December 31, 1995, $25.0 million was outstanding under the Credit Agreement.

15.    SUBSEQUENT EVENT

       On February 29, 1996, Capsure announced that it had signed an agreement to sell the Company and its subsidiaries to a subsidiary of Frontier Insurance Group, Inc. Net proceeds from the sale will be approximately $75.0 million, which includes release of excess statutory surplus at UCIC on or before closing. The sale is subject to several conditions including approval by insurance regulatory authorities. The transaction is expected to close in the second quarter of 1996.

       The pushdown goodwill associated with the acquisition of the Company by Capsure has been reduced to estimated net realizable value as of December 31, 1995, resulting in the recognition of a $13.2 million impairment of goodwill.

FRONTIER INSURANCE GROUP, INC.    FORM 8-K     DATED May 22, 1996  EXHIBIT 10.15



                         UNITED CAPITOL HOLDING COMPANY
                                AND SUBSIDIARIES
                           Unaudited Interim Condensed
                        Consolidated Financial Statements
                                 MARCH 31, 1996

FRONTIER INSURANCE GROUP, INC.   FORM 8-K      DATED May 22, 1996  EXHIBIT 10.15

                 UNITED CAPITOL HOLDING COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                    (Amounts in thousands, except share data)
                                   (Unaudited)

                                                                   March 31,        December 31,
                                                                     1996              1995
                                                                   ---------        ----------

                                        ASSETS
Invested assets and cash:
    Fixed maturities, available for sale:
        At fair value(amortized cost: 1996--$76,629; 1995--98,546) $  76,194         $  99,655
    Equity securities, at fair value (cost:  1995--$9,576)                               9,690
    Short-term investments, at cost which approximates fair value     45,083            18,667
    Cash                                                               2,726             1,866
                                                                   ---------        ----------
                                                                     124,003           129,878

Deferred policy acquisition costs                                        459               586
Reinsurance receivable                                                33,268            33,707
Excess cost over net assets acquired, net of amortization              4,805             4,805
Deferred income taxes                                                  5,212             4,612
Other assets                                                          12,705             8,110
                                                                  ----------       -----------
                                                                    $180,452          $181,698
                                                                    ========          ========

                                   LIABILITIES
Reserves:
    Unpaid losses and loss adjustment expenses                      $ 84,428          $ 86,215
    Unearned premiums                                                 12,405             9,994
                                                                    --------         ---------
                                                                      96,833            96,209

Reinsurance payable                                                      701               773
Other liabilities                                                      6,255             9,672
                                                                  ----------        ----------
        Total Liabilities                                            103,789           106,654

Commitments and contingencies

                              STOCKHOLDER'S EQUITY

Preferred stock, par value $.01 per share, 493,750 share authorized;
    447,418 shares issued and outstanding                                  4                 4
Common stock, par value $.01 per share, 650,000 shares authorized;
    75,250 shares issued and outstanding                                   1                 1
Additional paid-in capital                                            74,373            74,373
Retained earnings                                                      2,695                 -
Unrealized gain (loss) on securities, net of deferred income taxes      (281)              795
Treasury stock, at cost (1,400 shares)                                  (129)             (129)
                                                                -------------     ------------
        Total stockholder's equity                                    76,663            75,044
                                                                  ----------        ----------
                                                                    $180,452          $181,698
                                                                    ========          ========

The accompanying notes are an integral part of these financial statements.

FRONTIER INSURANCE GROUP, INC.    FORM 8-K     DATED May 22, 1996  EXHIBIT 10.15





                 UNITED CAPITOL HOLDING COMPANY AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                             (Amounts in thousands)
                                   (Unaudited)



                                                                     Three Months Ended
                                                                          March 31
                                                                  ------------------------
                                                                   1996             1995
                                                                  -------          -------
Revenues:
    Net earned premiums                                           $ 1,971          $ 3,808
    Net investment income                                           2,262            2,394
    Net realized investment gains                                     297
                                                                  -------          -------
                                                                    4,530            6,202

Expenses:
    Net losses and loss adjustment expenses                           431            2,251
    Net commissions, brokerage and other underwriting                 (83)             171
    Amortization and impairment of goodwill                                            188
                                                                  -------          -------
                                                                      348            2,610
                                                                  -------          -------

Income before income taxes                                          4,182            3,592
Income taxes                                                        1,487            1,371
                                                                  -------          -------
Net Income                                                         $2,695           $2,221
                                                                   ======           ======


The accompanying notes are an integral part of these financial statements.

FRONTIER INSURANCE GROUP, INC.     FORM 8-K   DATED May 22, 1996   EXHIBIT 10.15


                 UNITED CAPITAL HOLDING COMPANY AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)
                                   (UNAUDITED)




                                                                      Three Months Ended
                                                                           March 31
                                                                    ----------------------
                                                                     1996             1995
                                                                    ------           -----
OPERATING ACTIVITIES:
    Net Income                                                      $2,695          $2,221
    Adjustments to reconcile net income to net cash provided
     by operating activities:
         Depreciation and amortization                                  23             207
         Accretion of bond discount, net                              (275)           (557)
         Net realized investment gains                                (289)
         Changes in:
          Reserve for unpaid losses and loss adjustment expenses    (1,787)          1,971
          Reserve for unearned premiums                              2,411             175
          Deferred income taxes, net                                   (20)           (143)
          Other assets and liabilities                              (7,516)          1,656
                                                                    ------           -----
Net cash provided by operating activities                           (4,758)          5,530
                                                                    ------           -----

INVESTING ACTIVITIES:
    Securities available-for-sale:
         Sales - fixed maturities                                   15,965           3,455
         Maturities - fixed maturities                               6,217
         Sales - equity securities                                   9,874
    Securities held to maturity
         Purchases - fixed securities                                               (4,026)
    Change in short-term investments                               (26,416)           (419)
    Capital expenditures, net                                          (22)             (7)
                                                                ----------        --------
Net cash provided by (used in) investing  activities                 5,618            (997)
                                                                  --------          -------

FINANCING ACTIVITIES:
Dividends and capital distributions paid to parent                  ______          (3,500)
                                                                                    ------
Net cash used in financing activities                                               (3,500)
                                                                                    ------

Increase in cash                                                       860           1,033
Cash at beginning of year                                            1,866           1,832
                                                                  --------        --------
Cash at end of period                                             $  2,726        $  2,865
                                                                  ========        ========


The accompanying notes are an integral part of these financial statements.

                                                                   EXHIBIT 10.15

                 UNITED CAPITAL HOLDING COMPANY AND SUBSIDIARIES
                    NOTE TO CONSOLIDATED FINANCIAL STATEMENTS


                                 MARCH 31, 1996
                                   (UNAUDITED)


1.  Significant Accounting Policies

    Basis of Presentation
         These unaudited Consolidated Financial Statements should be read in conjunction with the Annual Consolidated Financial Statements and Notes thereto included in this Form 8-K. The accompanying unaudited Consolidated Financial Statements reflect, in the opinion of management, all adjustments necessary for a fair presentation of the interim financial statements. All such adjustments are of a normal and recurring nature. The financial results for interim periods may not be indicative of financial results for a full year.

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